Exhibit 99.1

Press Release	Investor Contact: Will Gabrielski Senior Vice President, Finance, Treasurer 213.593.8208 William.Gabrielski@aecom.com	Media Contact: Brendan Ranson-Walsh Vice President, Global Communications & Corporate Responsibility 213.996.2367 Brendan.Ranson-Walsh@aecom.com

AECOM reports fourth quarter and full year fiscal 2021 results

•	Delivered a third consecutive quarter of accelerating organic NSR growth
•	Further expanded industry-leading margins while continuing to increase investments in people, clients and digital innovation
•	Fourth quarter and full year earnings and cash flow outperformed and were at the high-end of prior guidance
•	Initiated fiscal 2022 guidance for accelerating organic NSR growth and continued strong earnings growth and margin expansion
•	Raised fiscal 2024 adjusted earnings per share target based on outperformance against its financial and strategic priorities and strong momentum to date

DALLAS (November 15, 2021) — AECOM (NYSE:ACM), the world’s trusted infrastructure consulting firm, today reported fourth quarter and full year fiscal 2021 results.

	Fourth Quarter Fiscal 2021					Full Year Fiscal 2021
(from Continuing Operations; $ in millions, except EPS)	As Reported	Adjusted[1] (Non-GAAP)	As Reported YoY % Change	Adjusted YoY % Change		As Reported	Adjusted[1] (Non-GAAP)	As Reported YoY % Change	Adjusted YoY % Change
Revenue	$3,354	--	(6)%	1%[2]		$13,341	--	1%	3%[2]
Net Service Revenue (NSR)[3]	--	$1,539	--	6%[2]		--	$6,108	--	1%[2]
Operating Income	$170	$191	161%	12%		$630	$701	65%	11%
Segment Operating Margin[4] (NSR)	--	14.8%	--	+210	bps	--	13.8%	--	+150	bps
Net Income	$95	$118	NM	22%		$295	$422	73%	21%
EPS (Fully Diluted)	$0.65	$0.81	NM	35%		$1.97	$2.82	86%	31%
EBITDA[5]	--	$225	--	10%		--	$830	--	11%
Operating Cash Flow	$318	--	(51)%	--		$705	--	114%	--
Free Cash Flow[6]	--	$299	--	(52)%		--	$583	--	71%

Fiscal 2022 Financial Guidance

•	AECOM expects adjusted[1] EPS of between $3.20 and $3.40 and adjusted[1] EBITDA[5] of between $880 million and $920 million, which would reflect 17% and 8% year-over-year growth at the mid-point of the respective ranges.
•	This guidance at the mid-point contemplates:

–	Approximately 6% NSR[3] growth, supported by improving growth opportunities and record contracted backlog.
–	An at least 14.1% adjusted[1] operating margin[4], which would be a new annual high, and reflect the Company’s commitment to continuing to invest in people, clients and digital capabilities while delivering industry-leading profitability and progressing towards its 17% longer-term margin goal.
–	An average fully diluted share count of 147 million, reflecting only shares repurchased to date, though the Company intends to repurchase stock in the year that would be an incremental benefit to earnings per share.
–	An effective tax rate of approximately 26%, which reflects an expectation for a permanently lower tax rate as a result of changes in the business strategy and structure.

•	The Company also expects free cash flow[6] of between $450 million and $650 million, reflecting the highly cash generative nature of its Professional Services business.

–	Capital expenditures are expected to approximate $160 million, reflecting a temporary increase in fiscal 2022 to support investments in people, clients and digital innovation, as well as ongoing real estate investments to align to with the Company’s flexible work programs.

Increased Fiscal 2024 Adjusted EPS Target

•	Reflecting its outperformance in fiscal 2021 and strong start to fiscal 2022, AECOM increased its fiscal 2024 adjusted[1] EPS target from $4.30+ to $4.75+, which would reflect an at least 19% CAGR from fiscal 2021 to fiscal 2024.
•	The Company reiterated guidance for a 15% segment adjusted[1] operating margin[4] by fiscal 2024, and based on progress to date, which includes achieving nearly a 15% margin in the fourth quarter of fiscal 2021, the Company now has high conviction in delivering on its 17% longer-term margin goal.

Fourth Quarter and Full Year Fiscal 2021 Highlights

•	Fourth quarter revenue decreased 6% year-over-year to $3.4 billion; however, revenue increased 1% after adjusting for the extra week in the prior year period. Operating income increased 161% to $170 million, the operating margin increased 320 basis points to 5.1%, net income increased to $95 million, and diluted earnings per share increased to $0.65.
•	Net service revenue (NSR)[3] increased 6.5%[2] in the Americas and International segments in the fourth quarter, marking a third consecutive quarter of accelerating growth.
•	Fourth quarter segment adjusted[1] operating margin[4] increased 210 basis points to 14.8%, a new quarterly record, resulting in a full year margin of 13.8%, exceeding the Company’s original guidance by 70 basis points and setting a new annual record.

–	This improved profitability is enabling accelerated investments in organic growth and expanded digital capabilities through Digital AECOM, the Company’s digital brand that includes a portfolio of products to more holistically serve clients on their digital transformations and that will be a key enabler towards achieving its 17% longer-term margin target.

•	Full year adjusted[1] EBITDA[5] of $830 million and adjusted EPS of $2.82 were both at the high end of prior guidance ranges; full year adjusted EPS also exceeded the high end of the Company’s original fiscal 2021 guidance.
•	Fourth quarter wins of $3.7 billion included a greater than 1 book-to-burn ratio[7] in both the Americas and International design businesses; total backlog was $38.6 billion and included 18% contracted backlog growth, with increases in both the design and Construction Management businesses.

–

Construction Management contracted backlog increased 21%, driven by the advancement of a large project that underpins the Company’s expectation for a return to growth in that business in fiscal 2022; the project will now be delivered in staged phases, and the second phase has been removed from backlog accordingly. Though this client decision was taken shortly after the quarter ended, the Company included the reduction in value in its reported backlog ending September 30, 2021 given the more than $1 billion reduction to backlog.

Cash Flow, Balance Sheet and Capital Allocation Update

•	Fourth quarter operating cash flow of $318 million and free cash flow[6] of $299 million contributed to full year free cash flow of $583 million, which marked the seventh consecutive year of cash flow within or above the Company’s guidance range.
•	Since the beginning of September 2020, the Company has executed more than $1 billion of stock repurchases representing nearly 20.5 million shares, or approximately 13% of shares outstanding as compared to the beginning of the repurchase program.
•	In September, the Company’s Board of Directors approved an increase to its available share repurchase authorization to $1 billion, which was consistent with its commitment to returning substantially all available cash and free cash flow to shareholders.

“Our fiscal 2021 results were highlighted by accelerating NSR growth, record operating margins, double-digit earnings growth and another year of strong free cash flow, while increasing investments in the business,” said Troy Rudd, AECOM’s chief executive officer. “Demand for our technical, advisory and program management capabilities is increasing against a backdrop of an improving funding environment, highlighted by the recent passing of the federal infrastructure bill in the U.S., and rising demand for ESG-related services, which underpins our expectation for accelerating revenue growth in fiscal 2022 and continued margin, adjusted EBITDA and adjusted EPS growth. We are ahead of schedule on delivering against our fiscal 2024 targets, including nearly achieving the 15% segment adjusted margin target we set for fiscal 2024 in the fourth quarter this year. This outperformance has enabled accelerated investments to build on our industry-leading organic growth and high win rate, and to broaden our Digital AECOM portfolio of revenue-generating products that is further distinguishing our technical leadership for our clients. Reflecting on our accomplishments and our confidence in another strong year in fiscal 2022, we have increased our fiscal 2024 adjusted EPS target, which would mark a more than doubling of our fiscal 2020 earnings, and we have increased confidence that we will deliver against our 17% margin target over time.”

“With our Think and Act Globally strategy, we are collaborating like never before, better leveraging our technical expertise to deliver for our clients globally and reaffirming our leading position in the market,” said Lara Poloni, AECOM’s president. “As we look ahead to fiscal 2022 and beyond, client demand is centered on advancing multi-decade ESG initiatives, where our Sustainable Legacies strategy, including our ScopeXTM initiative that considers carbon reduction in our designs, and our increasing suite of digital capabilities are distinguishing us in the marketplace. In fact, our pipeline is up by double digits in the Americas and high single digits internationally, underpinning our strong guidance for fiscal 2022. Importantly, we are pleased to have recently published our first global ESG report that includes a review of the comprehensive initiatives underway at AECOM to ensure we lead in ESG through our own actions.”

“Our markets are strong, our balance sheet is in great shape, and we are continuing to invest in building on the inherent advantages in our business model to bring the most value to our stakeholders,” said Gaurav Kapoor, AECOM’s chief financial officer. “We took a number of actions over the course of the past year to strengthen our balance sheet and ensure we can execute our strategy with certainty. As a result, we have repurchased 13% of our stock since last September to enhance per share earnings and value for our shareholders. Following our seventh consecutive year of cash flow at or above our guidance range, we continue to expect to deliver industry-leading cash performance in fiscal 2022 and remain committed to executing on our capital allocation priorities, including returning all available cash and free cash flow to shareholders through repurchases.”

Business Segments

Americas

Revenue in the fourth quarter was $2.6 billion, a 6% decrease from the prior year; however, revenue increased by 2% after adjusting for the extra week in the prior year period. Full year revenue increased by 1% to $10.2 billion and increased by 3%, adjusted for the extra week in the prior year.

Net service revenue3 in the fourth quarter was $920 million, a 7%2 increase from the prior year, reflecting growth in the design business and double-digit growth in the Construction Management business as market conditions improve. Full year NSR of $3.6 billion was effectively unchanged from the prior year2.

Fourth quarter operating income increased by 17% over the prior year to $178 million and increased by 7% to $643 million for the full year. On an adjusted basis1, fourth quarter operating income increased by 16% to $183 million and increased by 7% to $660 million for the full year. The fourth quarter adjusted operating margin on an NSR3 basis of 19.8% reflected a 290 basis point increase over the prior year and marks a quarterly record. The benefits from operating efficiencies and strong underlying execution resulted in higher margins while continuing to invest in growth and innovation.

International

Revenue in the fourth quarter was $771 million, a 7% decrease from the prior year; however, revenue was effectively unchanged after adjusting for the extra week in the prior year period. Full year revenue of $3.1 billion was effectively unchanged from the prior year and increased by 2%, adjusted for the extra week in the prior year.

Net service revenue3 in the fourth quarter was $619 million, a 6%2 increase from the prior year, and included growth in the largest geographies within the segment. Full year NSR increased by 3%2 to $2.5 billion.

Fourth quarter operating income increased by 10% over the prior year to $44 million and full year operating income increased by 30% to $177 million. On an adjusted basis1, fourth quarter operating income increased by 12% to $46 million and full year adjusted operating income increased by 28% to $182 million. The fourth quarter adjusted operating margin on an NSR3 basis increased by 90 basis points over the prior year to 7.4%, which reflects investments in the business to enable more efficient delivery and strong execution.

AECOM Capital

AECOM Capital revenue in the full year was $2.0 million and operating income was $2.3 million, which was below the Company’s prior expectations due to the timing of anticipated property sales. The Company expects a mid-single digit million earnings contribution from AECOM Capital in fiscal 2022.

Discontinued Operations

In October 2020, the Company closed on the sale of its Power construction business and closed on the sale of the Civil construction business in January 2021. The remaining businesses included in discontinued operations returned underlying profitability.

Balance Sheet

As of September 30, 2021, AECOM had $1.2 billion of total cash and cash equivalents, $2.2 billion of total debt, $1.0 billion of net debt (total debt less cash and cash equivalents) and $1.145 billion in unused capacity under its revolving credit facility. Net leverage8 was 1.0x.

Tax Rate

The effective tax rate was 30.8% in the fourth quarter and 21.8% in the full year. On an adjusted basis, the effective tax rate was 27.5% in the fourth quarter and 27.7% in the full year. The adjusted tax rate was derived by re-computing the annual effective tax rate on earnings from adjusted net income.9 The adjusted tax expense differs from the GAAP tax expense based on the taxability or deductibility and tax rate applied to each of the adjustments.

ESG Report

In early November, AECOM published its first ESG report, highlighting progress towards its sustainability goals and reaffirming the Company’s ESG commitments and strategy. The report included the Company’s first disclosures aligned with the SASB and TCFD frameworks, reflecting its commitment to transparently communicating progress on its ESG objectives. The report and other related ESG disclosures are available on the Company’s ESG page of its Investor Relations website at https://investors.aecom.com/esg.

Conference Call

AECOM is hosting a conference call today at noon Eastern Time, during which management will make a brief presentation focusing on the Company's results, strategy and operating trends. Interested parties can listen to the conference call and view accompanying slides via webcast at https://investors.aecom.com. The webcast will be available for replay following the call.

1 Excludes the impact of non-operating items, such as non-core operating losses and transaction-related expenses, restructuring costs and other items. See Regulation G Information for a reconciliation of non-GAAP measures to the comparable GAAP measures.

2 Year-over-year comparisons are adjusted to exclude the benefit of an extra week in the fourth quarter of the prior year.

3 Revenue, less pass-through revenue.

4 Reflects segment operating performance, excluding AECOM Capital and G&A.

5 Net income before interest expense, tax expense, depreciation and amortization.

6 Free cash flow is defined as cash flow from operations less capital expenditures, net of proceeds from equipment disposals. Free cash flow in the prior year includes the receipt of a favorable $122 million net working capital purchase price adjustment collected in May 2020 in connection with the sale of the Management Services (MS) business, which represents the recovery of an operating cash flow shortfall of the MS business prior to its sale.

7 Book-to-burn ratio is defined as the dollar amount of wins divided by revenue recognized during the period, including revenue related to work performed in unconsolidated joint ventures.

8 Net leverage is comprised of EBITDA as defined in the Company’s credit agreement dated October 17, 2014, as amended, and total debt on the Company’s financial statements, net of total cash and cash equivalents.

9 Inclusive of non-controlling interest deduction and adjusted for financing charges in interest expense, the amortization of intangible assets and is based on continuing operations.

About AECOM

AECOM (NYSE: ACM) is the world’s trusted infrastructure consulting firm, delivering professional services throughout the project lifecycle – from planning, design and engineering to program and construction management. On projects spanning transportation, buildings, water, new energy and the environment, our public- and private-sector clients trust us to solve their most complex challenges. Our teams are driven by a common purpose to deliver a better world through our unrivaled technical expertise and innovation, a culture of equity, diversity and inclusion, and a commitment to environmental, social and governance priorities. AECOM is a Fortune 500 firm and its Professional Services business had revenue of $13.3 billion in fiscal year 2021. See how we are delivering sustainable legacies for generations to come at aecom.com and @AECOM.

Forward-Looking Statements

All statements in this communication other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any statements of the plans, strategies and objectives for future operations, profitability, strategic value creation, coronavirus impacts, risk profile and investment strategies, and any statements regarding future economic conditions or performance, and the expected financial and operational results of AECOM. Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, but are not limited to, the following: our business is cyclical and vulnerable to economic downturns and client spending reductions; impacts caused by the coronavirus and the related economic instability and market volatility, including the reaction of governments to the coronavirus, including any prolonged period of travel, commercial or other similar restrictions, the delay in commencement, or temporary or permanent halting of construction, infrastructure or other projects, requirements that we remove our employees or personnel from the field for their protection, and delays or reductions in planned initiatives by our governmental or commercial clients or potential clients; losses under fixed-price contracts; limited control over operations run through our joint venture entities; liability for misconduct by our employees or consultants; failure to comply with laws or regulations applicable to our business; maintaining adequate surety and financial capacity; high leverage and potential inability to service our debt and guarantees; exposure to Brexit; exposure to political and economic risks in different countries; currency exchange rate fluctuations; retaining and recruiting key technical and management personnel; legal claims; inadequate insurance coverage; environmental law compliance and adequate nuclear indemnification; unexpected adjustments and cancellations related to our backlog; partners and third parties who may fail to satisfy their legal obligations; AECOM Capital real estate development projects; managing pension cost; cybersecurity issues, IT outages and data privacy; risks associated with the expected benefits and costs of the sale of our Management Services and self-perform at-risk civil infrastructure and power construction businesses, including the risk that any contingent purchase price adjustments from those transactions could be unfavorable and result in lower aggregate cash proceeds and any future proceeds owed to us under those transactions could be lower than we expect; as well as other additional risks and factors that could cause actual results to differ materially from our forward-looking statements set forth in our reports filed with the Securities and Exchange Commission. Any forward-looking statements are made as of the date hereof. We do not intend, and undertake no obligation, to update any forward-looking statement.

Non-GAAP Financial Information

This press release contains financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company believes that non-GAAP financial measures such as adjusted EPS, adjusted EBITDA, adjusted net/operating income, adjusted tax rate, net service revenue and free cash flow provide a meaningful perspective on its business results as the Company utilizes this information to evaluate and manage the business. We use adjusted EBITDA, adjusted EPS, adjusted net/operating income and adjusted tax rate to exclude the impact of non-operating items, such as amortization expense, taxes and non-core operating losses to aid investors in better understanding our core performance results. We use free cash flow to represent the cash generated after capital expenditures to maintain our business. We present net service revenue to exclude subcontractor costs from revenue to provide investors with a better understanding of our operational performance. We present segment adjusted operating margin to reflect segment operating performance of our Americas and International segments, excluding AECOM Capital.

Our non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial information determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. A reconciliation of these non-GAAP measures is found in the Regulation G Information tables at the back of this release. The Company is unable to reconcile its non-GAAP long-term financial targets due to uncertainties in these non-operating items as well as other adjustments to net income.

AECOM

Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	Sept 30, 2020	Sept 30, 2021	% Change	Sept 30, 2020	Sept 30, 2021	% Change
Revenue	$3,568,950	$3,353,767	(6.0)%	$13,239,976	$13,340,852	0.8%
Cost of revenue	3,379,082	3,136,509	(7.2)%	12,530,416	12,542,431	0.1%
Gross profit	189,868	217,258	14.4%	709,560	798,421	12.5%
Equity in earnings of joint ventures	16,775	11,416	(31.9)%	48,781	35,044	(28.2)%
General and administrative expenses	(49,402)	(44,365)	(10.2)%	(188,535)	(155,072)	(17.7)%
Restructuring costs	(91,907)	(14,085)	(84.7)%	(188,345)	(48,840)	(74.1)%
Income from operations	65,334	170,224	160.5%	381,461	629,553	65.0%
Other income	1,499	5,791	286.3%	11,056	17,603	59.2%
Interest expense	(47,501)	(25,863)	(45.6)%	(159,914)	(238,352)	49.1%
Income before income tax expense	19,332	150,152	676.7%	232,603	408,804	75.8%
Income tax expense	15,427	46,200	199.5%	45,753	89,011	94.5%
Income from continuing operations	3,905	103,952	2562.0%	186,850	319,793	71.1%
(Loss) income from discontinued operations	(227,896)	2,355	(101.0)%	(340,591)	(116,813)	(65.7)%
Net (loss) income	(223,991)	106,307	(147.5)%	(153,741)	202,980	(232.0)%

Net income attributable to noncontrolling interests from continuing operations	(3,970)	(8,949)	125.4%	(16,398)	(25,109)	53.1%
Net income attributable to noncontrolling interests from discontinued operations	(2,226)	(1,191)	(46.5)%	(16,231)	(4,686)	(71.1)%
Net income attributable to noncontrolling interests	(6,196)	(10,140)	63.7%	(32,629)	(29,795)	(8.7)%

Net (loss) income attributable to AECOM from continuing operations	(65)	95,003	NM*	170,452	294,684	72.9%
Net (loss) income attributable to AECOM from discontinued operations	(230,122)	1,164	(100.5)%	(356,822)	(121,499)	(65.9)%
Net (loss) income attributable to AECOM	$(230,187)	$96,167	(141.8)%	$(186,370)	$173,185	(192.9)%

Net (loss) income attributable to AECOM per share:
Basic
Continuing operations	$—	$0.66	NM	$1.07	$2.00	86.9%
Discontinued operations	(1.44)	0.01	(100.7)%	(2.24)	(0.82)	(63.4)%
Basic earnings per share	$(1.44)	$0.67	(146.5)%	$(1.17)	$1.18	(200.9)%

Diluted
Continuing operations	$—	$0.65	NM	$1.06	$1.97	85.8%
Discontinued operations	(1.44)	0.01	(100.7)%	(2.22)	(0.81)	(63.5)%
Diluted earnings per share	$(1.44)	$0.66	(145.8)%	$(1.16)	$1.16	(200.0)%

Weighted average shares outstanding:
Basic	160,020	143,812	(10.1)%	159,005	147,279	(7.4)%
Diluted	160,020	146,581	(8.4)%	161,292	149,676	(7.2)%

*NM – Not Meaningful

AECOM

Balance Sheet Information

(unaudited - in thousands)

	September 30, 2020	September 30, 2021
Balance Sheet Information:
Total cash and cash equivalents	$1,708,332	$1,229,196
Accounts receivable and contract assets – net	4,532,255	3,988,522
Working capital	1,439,912	651,828
Total debt, excluding unamortized debt issuance costs	2,085,017	2,235,661
Total assets	12,998,951	11,733,954
Total AECOM stockholders’ equity	3,292,558	2,712,470

AECOM
Reportable Segments
(unaudited - in thousands)

	Americas	International	AECOM Capital	Corporate	Total
Three Months Ended September 30, 2021
Revenue	$2,582,233	$771,175	$359	$-	$3,353,767
Cost of revenue	2,407,903	728,606	-	-	3,136,509
Gross profit	174,330	42,569	359	-	217,258
Equity in earnings of joint ventures	3,819	1,044	6,553	-	11,416
General and administrative expenses	-	-	(5,342)	(39,023)	(44,365)
Restructuring costs	-	-	-	(14,085)	(14,085)
Income from operations	$178,149	$43,613	$1,570	$(53,108)	$170,224

Gross profit as a % of revenue	6.8%	5.5%	-	-	6.5%

Three Months Ended September 30, 2020
Revenue	$2,732,266	$831,105	$5,579	$-	$3,568,950
Cost of revenue	2,582,081	797,001	-	-	3,379,082
Gross profit	150,185	34,104	5,579	-	189,868
Equity in earnings of joint ventures	2,493	5,597	8,685	-	16,775
General and administrative expenses	-	-	(3,239)	(46,163)	(49,402)
Restructuring costs	-	-	-	(91,907)	(91,907)
Income from operations	$152,678	$39,701	$11,025	$(138,070)	$65,334

Gross profit as a % of revenue	5.5%	4.1%	-	-	5.3%

Twelve Months Ended September 30, 2021
Revenue	$10,226,287	$3,112,566	$1,999	$-	$13,340,852
Cost of revenue	9,594,675	2,947,756	-	-	12,542,431
Gross profit	631,612	164,810	1,999	-	798,421
Equity in earnings of joint ventures	11,443	12,192	11,409	-	35,044
General and administrative expenses	-	-	(11,112)	(143,960)	(155,072)
Restructuring costs	-	-	-	(48,840)	(48,840)
Income from operations	$643,055	$177,002	$2,296	$(192,800)	$629,553

Gross profit as a % of revenue	6.2%	5.3%	-	-	6.0%

Contracted backlog	$19,085,092	$4,019,846	$-	$-	$23,104,938
Awarded backlog	14,036,004	1,189,016	-	-	15,225,020
Unconsolidated JV backlog	248,098	-	-	-	248,098
Total backlog	$33,369,194	$5,208,862	$-	$-	$38,578,056

Twelve Months Ended September 30, 2020
Revenue	$10,131,479	$3,101,682	$6,815	$-	$13,239,976
Cost of revenue	9,550,978	2,979,438	-	-	12,530,416
Gross profit	580,501	122,244	6,815	-	709,560
Equity in earnings of joint ventures	19,816	14,269	14,696	-	48,781
General and administrative expenses	-	-	(8,511)	(180,024)	(188,535)
Restructuring costs	-	-	-	(188,345)	(188,345)
Income from operations	$600,317	$136,513	$13,000	$(368,369)	$381,461

Gross profit as a % of revenue	5.7%	3.9%	-	-	5.4%

Contracted backlog	$15,796,146	$3,745,064	$-	$-	$19,541,210
Awarded backlog	20,108,489	982,591	-	-	21,091,080
Unconsolidated JV backlog	540,605	-	-	-	540,605
Total backlog	$36,445,240	$4,727,655	$-	$-	$41,172,895

AECOM

Regulation G Information

(in millions)

Reconciliation of Revenue to Net Service Revenue (NSR)

	Three Months Ended			Twelve Months Ended
	Sep 30, 2020	Jun 30, 2021	Sep 30, 2021	Sep 30, 2020	Sep 30, 2021
Americas
Revenue	$2,732.3	$2,618.5	$2,582.2	$10,131.5	$10,226.3
Less: Pass-through revenue	1,803.2	1,728.0	1,662.4	6,440.6	6,629.4
Net service revenue	$929.1	$890.5	$919.8	$3,690.9	$3,596.9

International
Revenue	$831.1	$789.3	$771.2	$3,101.7	$3,112.6
Less: Pass-through revenue	201.3	156.4	152.3	622.5	603.1
Net service revenue	$629.8	$632.9	$618.9	$2,479.2	$2,509.5

Segment Performance (excludes ACAP)
Revenue	$3,563.4	$3,407.8	$3,353.4	$13,233.2	$13,338.9
Less: Pass-through revenue	2,004.5	1,884.4	1,814.7	7,063.1	7,232.5
Net service revenue	$1,558.9	$1,523.4	$1,538.7	$6,170.1	$6,106.4

Consolidated
Revenue	$3,569.0	$3,408.4	$3,353.8	$13,240.0	$13,340.9
Less: Pass-through revenue	2,004.5	1,884.4	1,814.7	7,063.1	7,232.5
Net service revenue	$1,564.5	$1,524.0	$1,539.1	$6,176.9	$6,108.4

Reconciliation of Total Debt to Net Debt

	Balances at:
	Sep 30, 2020	Jun 30, 2021	Sep 30, 2021
Short-term debt	$0.2	$2.9	$4.4
Current portion of long-term debt	20.7	52.4	49.5
Long-term debt, excluding unamortized debt issuance costs	2,064.1	2,178.6	2,181.8
Total debt	2,085.0	2,233.9	2,235.7
Less: Total cash and cash equivalents	1,708.3	1,049.0	1,229.2
Net debt	$376.7	$1,184.9	$1,006.5

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended			Twelve Months Ended
	Sep 30, 2020	Jun 30, 2021	Sep 30, 2021	Sep 30, 2020	Sep 30, 2021
Net cash provided by operating activities	$649.3	$320.3	$318.1	$329.6	$704.7
Capital expenditures, net	(30.0)	(25.1)	(19.1)	(110.8)	(121.4)
Working capital adjustment from sale of Management Services business	-	-	-	122.0	-
Free cash flow	$619.3	$295.2	$299.0	$340.8	$583.3

	Fiscal Years Ended Sep 30,
	2016	2017	2018	2019	2020	2021
Net cash provided by operating activities	$814.2	$696.7	$774.6	$777.6	$329.6	$704.7
Capital expenditures, net	(136.8)	(78.5)	(86.9)	(83.4)	(110.8)	(121.4)
Working capital adjustment from sale of Management Services business	-	-	-	-	122.0	-
Free cash flow	$677.4	$618.2	$687.7	$694.2	$340.8	$583.3

AECOM

Regulation G Information

(in millions, except per share data)

	Three Months Ended			Twelve Months Ended
	Sep 30, 2020	Jun 30, 2021	Sep 30, 2021	Sep 30, 2020	Sep 30, 2021
Reconciliation of Income from Operations to Adjusted Income from Operations

Income from operations	$65.3	$160.5	$170.3	$381.5	$629.6
Non-core operating losses & transaction related expenses	-	-	-	5.6	-
Accelerated depreciation of project management tool	6.9	-	-	29.5	-
Restructuring costs	91.9	13.0	14.0	188.3	48.8
Amortization of intangible assets	5.8	5.2	6.7	24.0	22.6
Adjusted income from operations	$169.9	$178.7	$191.0	$628.9	$701.0

Reconciliation of Income from Continuing Operations Before Taxes to Adjusted Income from Continuing Operations Before Taxes

Income from continuing operations before taxes	$19.4	$16.0	$150.1	$232.6	$408.8
Non-core operating losses & transaction related expenses	-	-	-	5.6	-
Accelerated depreciation of project management tool	6.9	-	-	29.5	-
Restructuring costs	91.9	13.0	14.0	188.3	48.8
Amortization of intangible assets	5.8	5.2	6.7	24.0	22.6
Prepayment premium on debt	17.0	117.5	-	17.0	117.5
Financing charges in interest expense	1.6	5.7	1.3	5.8	11.4
Adjusted income from continuing operations before taxes	$142.6	$157.4	$172.1	$502.8	$609.1

Reconciliation of Income Taxes for Continuing Operations to Adjusted Income Taxes for Continuing Operations

Income tax expense (benefit) for continuing operations	$15.4	$(17.8)	$46.1	$45.7	$89.0
Tax effect of the above adjustments*	32.8	34.5	6.0	69.3	50.6
Valuation allowances and other tax only items	(6.7)	26.5	(7.3)	23.5	22.0
Adjusted income tax expense for continuing operations	$41.5	$43.2	$44.8	$138.5	$161.6

* Adjusts income taxes during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

Reconciliation of Net Income Attributable to Noncontrolling Interests from Continuing Operations to Adjusted Net Income Attributable to Noncontrolling Interests from Continuing Operations

Net income attributable to noncontrolling interests from continuing operations	$(4.1)	$(5.9)	$(8.9)	$(16.5)	$(25.1)
Amortization of intangible assets included in NCI, net of tax	(0.1)	(0.1)	(0.2)	(0.4)	(0.6)
Adjusted net income attributable to noncontrolling interests from continuing operations	$(4.2)	$(6.0)	$(9.1)	$(16.9)	$(25.7)

Reconciliation of Net Income Attributable to AECOM from Continuing Operations to Adjusted Net Income Attributable to AECOM from Continuing Operations

Net (loss) income attributable to AECOM from continuing operations	$(0.1)	$27.9	$95.1	$170.4	$294.7
Non-core operating losses & transaction related expenses	-	-	-	5.6	-
Accelerated depreciation of project management tool	6.9	-	-	29.5	-
Restructuring costs	91.9	13.0	14.0	188.3	48.8
Amortization of intangible assets	5.8	5.2	6.7	24.0	22.6
Prepayment premium on debt	17.0	117.5	-	17.0	117.5
Financing charges in interest expense	1.6	5.7	1.3	5.8	11.4
Tax effect of the above adjustments*	(32.8)	(34.5)	(6.0)	(69.3)	(50.6)
Valuation allowances and other tax only items	6.7	(26.5)	7.3	(23.5)	(22.0)
Amortization of intangible assets included in NCI, net of tax	(0.1)	(0.1)	(0.2)	(0.4)	(0.6)
Adjusted net income attributable to AECOM from continuing operations	$96.9	$108.2	$118.2	$347.4	$421.8

* Adjusts income taxes during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

AECOM

Regulation G Information

(in millions, except per share data)

	Three Months Ended			Twelve Months Ended
	Sep 30, 2020	Jun 30, 2021	Sep 30, 2021	Sep 30, 2020	Sep 30, 2021
Reconciliation of Net Income Attributable to AECOM from Continuing Operations per Diluted Share to Adjusted Net Income Attributable to AECOM from Continuing Operations per Diluted Share

Net income attributable to AECOM from continuing operations – per diluted share	$-	$0.19	$0.65	$1.06	$1.97
Per diluted share adjustments:
Non-core operating losses & transaction related expenses	-	-	-	0.03	-
Accelerated depreciation of project management tool	0.04	-	-	0.18	-
Restructuring costs	0.57	0.09	0.09	1.17	0.33
Amortization of intangible assets	0.04	0.03	0.05	0.15	0.15
Prepayment premium on debt	0.10	0.79	-	0.10	0.79
Financing charges in interest expense	0.01	0.04	0.01	0.04	0.08
Tax effect of the above adjustments*	(0.20)	(0.23)	(0.04)	(0.43)	(0.35)
Valuation allowances and other tax only items	0.04	(0.18)	0.05	(0.15)	(0.15)
Adjusted net income attributable to AECOM from continuing operations per diluted share	$0.60	$0.73	$0.81	$2.15	$2.82

Weighted average shares outstanding – basic	160.0	146.1	143.8	159.0	147.3
Weighted average shares outstanding – diluted	162.0	148.9	146.6	161.3	149.7

 * Adjusts income taxes during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

Reconciliation of Net (Loss) Income Attributable to AECOM from Continuing Operations to EBITDA to Adjusted EBITDA and to Adjusted Income from Operations

Net (loss) income attributable to AECOM from continuing operations	$(0.1)	$27.9	$95.1	$170.4	$294.7
Income tax expense (benefit)	15.4	(17.8)	46.1	45.7	89.0
Depreciation and amortization[1]	51.6	49.5	46.9	192.7	176.9
Interest income[2]	(0.7)	(2.2)	(2.0)	(10.3)	(6.7)
Interest expense	47.5	149.0	25.8	159.8	238.3
Amortized bank fees included in interest expense	(1.6)	(5.8)	(1.2)	(6.2)	(11.4)
EBITDA	$112.1	$200.6	$210.7	$552.1	$780.8
Non-core operating losses & transaction related expenses	-	-	-	5.6	-
Restructuring costs	91.9	13.0	14.1	188.4	48.9
Adjusted EBITDA	$204.0	$213.6	$224.8	$746.1	$829.7
Other income	(1.5)	(4.5)	(5.8)	(11.0)	(17.6)
Depreciation[1]	(37.5)	(38.6)	(39.1)	(133.4)	(143.4)
Interest income[2]	0.7	2.2	2.0	10.3	6.7
Noncontrolling interests in income of consolidated subsidiaries, net of tax	4.1	5.9	8.9	16.5	25.0
Amortization of intangible assets included in NCI, net of tax	0.1	0.1	0.2	0.4	0.6
Adjusted income from operations	$169.9	$178.7	$191.0	$628.9	$701.0

1 Excludes depreciation from discontinued operations, non-core operating losses, and accelerated depreciation of project management tool.
2 Included in other income

AECOM
Regulation G Information
(in millions, except per share data)

	Three Months Ended			Twelve Months Ended
	Sep 30, 2020	Jun 30, 2021	Sep 30, 2021	Sep 30, 2020	Sep 30, 2021
Reconciliation of Segment Income from Operations to Adjusted Income from Operations
Americas Segment:
Income from operations	$152.6	$163.8	$178.1	$600.3	$643.0
Amortization of intangible assets	4.4	4.3	4.4	18.4	17.4
Adjusted income from operations	$157.0	$168.1	$182.5	$618.7	$660.4

International Segment:
Income from operations	$39.7	$45.5	$43.6	$136.5	$177.0
Non-core operating losses & transaction related expenses	-	-	-	(0.1)	-
Amortization of intangible assets	1.4	0.9	2.3	5.6	5.2
Adjusted income from operations	$41.1	$46.4	$45.9	$142.0	$182.2

Segment Performance (excludes ACAP):
Income from operations	$192.3	$209.3	$221.7	$736.8	$820.0
Non-core operating losses & transaction related expenses	-	-	-	(0.1)	-
Amortization of intangible assets	5.8	5.2	6.7	24.0	22.6
Adjusted income from operations	$198.1	$214.5	$228.4	$760.7	$842.6

FY2022 GAAP EPS Guidance based on Adjusted EPS Guidance

(all figures approximate)	Fiscal Year End 2022
GAAP EPS Guidance	$2.94 to $3.17
Adjusted EPS excludes:
Amortization of intangible assets	$0.13
Amortization of deferred financing fees	$0.03
Restructuring expenses	$0.20 to $0.14
Tax effect of the above items	($0.10) to ($0.07)
Adjusted EPS Guidance	$3.20 to $3.40

FY2022 GAAP Net Income Attributable to AECOM from Continuing Operations Guidance based on Adjusted EBITDA Guidance
(in millions, all figures approximate)

Fiscal Year End 2022
GAAP net income attributable to AECOM from continuing operations guidance*	$430 to $467
Adjusted net income attributable to AECOM from continuing operations excludes:
Amortization of intangible assets	$19
Amortization of deferred financing fees	$5
Restructuring expenses	$30 to $20
Tax effect of the above items	($14) to ($11)
Adjusted net income attributable to AECOM from continuing operations	$470 to $500
Adjusted EBITDA excludes:
Depreciation	$155
Adjusted interest expense, net	$90
Tax expense, including tax effect of above items	$165 to $175
Adjusted EBITDA Guidance	$880 to $920

*	Calculated based on the mid-point of AECOM’s fiscal year 2022 EPS guidance

Note: Variances in tables are due to rounding.

AECOM
Regulation G Information

FY2022 GAAP Interest Expense Guidance based on Adjusted Interest Expense Guidance

(in millions, all figures approximate)

Fiscal Year End 2022
GAAP Interest Expense Guidance	$103
Finance charges in interest expense	$(5)
Interest income	$(8)
Adjusted Net Interest Expense Guidance	$90

FY2022 GAAP Income Tax Guidance based on Adjusted Income Tax Guidance
(in millions, all figures approximate)

Fiscal Year End 2022
GAAP Income tax expense	$151 to $164
Tax effect of adjusting items	$14 to $11
Adjusted income tax expense	$165 to $175

FY2022 GAAP Operating Cash Flow Guidance based on Free Cash Flow Guidance

(in millions, all figures approximate)

Fiscal Year End 2022
Operating cash flow guidance	$610 to $810
Capital expenditures, net of proceeds from equipment disposals	$(160)
Free cash flow guidance	$450 to $650

Reconciliation of Income from Operations as a % of Revenue to Segment Adjusted Operating Income as a % of Net Service Revenue

(all figures approximate)

Fiscal Year End 2022
Income from operations as a % of revenue	5.3%
ACAP income from operations	(0.1)%
Corporate net expenses	1.0%
Restructuring expenses*	0.2%
Pass-through revenue	7.6%
Amortization of intangibles assets	0.1%
Segment adjusted operating income as a % of net service revenue	14.1%

*Calculated based on the mid-point of AECOM’s fiscal year 2022 EPS guidance

Note: Variances in tables are due to rounding.